Exhibit 10.4

EXECUTION VERSION

WARRANT EXCHANGE AND SHARE CANCELLATION AGREEMENT

This Warrant Exchange and Share Cancellation Agreement (this “Agreement”) is entered into as of August 17, 2020, by and between Hennessy Capital Acquisition Corp. IV, a Delaware corporation (the “Company”), and Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The parties to this Agreement are referred to herein as the “Parties” or, each individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, substantially concurrently with the closing of the Company’s initial public offering of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), the Company issued to the Sponsor, 11,739,394 private placement warrants for $1.00 per warrant, each of which is exercisable to purchase one share of Common Stock, at an exercise price of $11.50 per share (the “Sponsor Private Placement Warrants”), pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of February 28, 2019, between the Sponsor and the Company (the “Private Placement Warrant Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into that certain Merger Agreement (the “Merger Agreement”), dated as of August 17, 2020, by and among the Company, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a wholly owned subsidiary of the Company, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), that, among other things, provides for a business combination transaction pursuant to which Canoo will, through a series of transactions, become a wholly owned Subsidiary of the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parties wish to enter into this Agreement, pursuant to which immediately prior to, and contingent upon, the Closing, (the “Exchange Effective Time”), the Sponsor will exchange all of the 11,739,394 Sponsor Private Placement Warrants held by the Sponsor with the Company for newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), at an exchange ratio of one (1) Sponsor Private Placement Warrant for 0.20 of a share of Class B Common Stock, resulting in the exchange of 11,739,394 Sponsor Private Placement Warrants into 2,347,879 shares of Class B Common Stock (the “Acquired Shares”), on the terms and conditions set forth herein;

WHEREAS, at the Exchange Effective Time, the Sponsor will forfeit 2,347,879 shares of Class B Common Stock (the “Forfeited Shares”) held by the Sponsor prior to the Exchange Effective Time; and

WHEREAS, the Sponsor has agreed that 500,000 shares of Class B Common Stock held by the Sponsor will become unvested and subject to certain vesting conditions if, at the Exchange Effective Time, the sum of (a)(i) the amount of cash available in the Trust Account, less (ii) all amounts to be paid by the Company pursuant to the exercise of Redemption Rights, plus (b) the amount of gross proceeds received by the Company from the Private Placements (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements) (the sum of (a) and (b), the “Total Cash Infusion”) is less than $350 million.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Issuance and Exchange.

a) At the Exchange Effective Time, and subject to the conditions set forth in this Agreement, (i) the Sponsor shall surrender for cancellation to the Company all of the Sponsor’s 11,739,394 Sponsor Private Placement Warrants, which shall be deemed automatically cancelled and retired in full, and the Private Placement Warrant Agreement shall be deemed automatically terminated and all rights, liabilities and obligations thereunder discharged in full, and (ii) in consideration therefor, the Company shall issue to the Sponsor 2,347,879 shares of Class B Common Stock (the “Warrant Exchange Closing”).

b) At the Exchange Effective Time and simultaneous with the consummation of the Warrant Exchange Closing, the Company shall (i) issue to the Sponsor the Acquired Shares, and (ii) authorize and instruct the Company’s transfer agent to record the issuance of the Acquired Shares, in uncertificated, book-entry form, on the stock transfer books of the Company as of the Exchange Effective Time.

c) Notwithstanding anything to the contrary in the Private Placement Warrant Agreement, the Sponsor hereby (i) waives its right to exercise such Sponsor Private Placement Warrants to purchase one share of Common Stock at an exercise price of $11.50 per share and (ii) agrees to exchange each Sponsor Private Placement Warrant held by the Sponsor for 0.20 of a share of Class B Common Stock pursuant to the terms and conditions of this Agreement.

2. Delivery of Acquired Shares.

a) The Company shall register the Sponsor as the owner of the Acquired Shares with the Company’s transfer agent by book entry on the date of the Warrant Exchange Closing. The rights, privileges and preferences of the Acquired Shares shall be those ascribed to the Company’s Class B Common Stock in the Company’s certificate of incorporation, bylaws or any other charter document of the Company, as shall be in effect from time to time.

b) The Acquired Shares shall contain a notation evidencing that the Acquired Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

c) The Company and the Sponsor are each party to that certain Registration Rights Agreement, dated as of February 28, 2019, by and among the Company, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”). At or prior to the Closing, the Sponsor, the Company and the other parties signatory thereto shall amend and restate the Existing Registration Rights Agreement, in the form attached to the Merger Agreement (the “A&R Registration Rights Agreement”). The Company and the Sponsor agree that the Acquired Shares will be subject to the terms and conditions of the A&R Registration Rights Agreement and will constitute “Registrable Securities” and “New Sponsor Shares” for purposes of the A&R Registration Rights Agreement, including the registration rights contained therein with respect to “New Sponsor Shares” and the restrictions on transfer set forth in Section 3.6 thereof.

3. Forfeiture of the Forfeited Shares.

a) At the Exchange Effective Time, the Sponsor shall forfeit to the Company the Forfeited Shares (the “Forfeiture”).

b) To effect the Forfeiture, at the Exchange Effective Time:

i) the Sponsor shall transfer the Forfeited Shares to the Company for cancellation and in exchange for no consideration;

ii) the Company shall immediately retire and cancel all of the Forfeited Shares (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

iii) the Sponsor and the Company each shall (A) take such actions as are necessary to cause the Forfeited Shares to be retired and cancelled, after which the Forfeited Shares shall no longer be issued or outstanding and (B) provide the Company with evidence that such retirement and cancellation has occurred.

4. Vesting Shares.

a) The Sponsor hereby agrees that at the Exchange Effective Time, if (and solely to the extent that) the Total Cash Infusion is less than $350 million, then 500,000 shares of Class B Common Stock held by the Sponsor (which shares shall automatically convert into shares of Common Stock at the Effective Time) shall immediately become unvested and subject to the vesting and forfeiture provisions set forth in Section 4(b) (such shares, the “Vesting Shares”).

b) Vesting and Forfeiture Provisions of the Vesting Shares.

i) Vesting of Shares. All of the Vesting Shares shall immediately vest in full upon achievement of the $18 Share Price Milestone. The Sponsor shall be entitled to vote such Vesting Shares and receive dividends and other distributions with respect to such Vesting Shares while they remain unvested; provided that any dividends or other distributions payable with respect to such unvested Vesting Shares shall be set aside by the Company and shall be paid to the Sponsor upon the vesting of such Vesting Shares (if at all). The determination of whether the $18 Share Price Milestone has been achieved shall be made after the negating of the effect of any stock manipulation (if any) to the extent then known by the HCAC Board at the time of such determination.

ii) Forfeiture of Unvested Vesting Shares. All Vesting Shares that remain unvested on the first Business Day after the second (2nd) anniversary of the Closing Date shall be forfeited and surrendered by the Sponsor to the Company without any consideration.

iii) Acceleration of Vesting upon an Acceleration Event. In the event that after the Closing and prior to the second (2nd) anniversary of the Closing Date, there is an Acceleration Event, then the Vesting Shares shall immediately vest in full upon the occurrence of such Acceleration Event unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the Common Stock in such Change of Control transaction is less than $18.00 per share (provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the HCAC Board after taking into account the dilutive impact of the issuance of any Earnout Shares, and accordingly adjusting the value of the per share consideration to be received in connection with such Change of Control transaction).

iv) Equitable Adjustment. If the Company shall, at any time or from time to time after the date hereof, effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Common Stock, the $18.00 per share stock price target set forth in the $18 Share Price Milestone shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date any such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

5. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to the Company as follows as of the date hereof:

a) Organization and Requisite Authority. The Sponsor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

b) Authorization; No Breach.

i) This Agreement constitutes a valid and binding obligation of the Sponsor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

ii) The execution and delivery by the Sponsor of this Agreement and the fulfillment of and compliance with the terms hereof by the Sponsor does not and shall not as of the Warrant Exchange Closing conflict with or result in a breach by the Sponsor of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Sponsor is subject.

c) Investment Representations.

i) The Sponsor is acquiring the Acquired Shares, for the Sponsor’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

ii) The Sponsor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act.

iii) The Sponsor understands that the Acquired Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Sponsor’s compliance with, the representations and warranties of the Sponsor set forth herein in order to determine the availability of such exemptions and the eligibility of the Sponsor to acquire the Acquired Shares.

iv) The Sponsor did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

v) The Sponsor has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated by this Agreement which have been requested by the Sponsor. The Sponsor has been afforded the opportunity to ask questions of the executive officers and directors of the Company.

vi) The Sponsor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Acquired Shares or the fairness or suitability of the investment in the Acquired Shares by the Sponsor nor have such authorities passed upon or endorsed the merits of the offering of the Acquired Shares.

vii) The Sponsor understands that: (A) the Acquired Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (B) except as specifically set forth in the A&R Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Acquired Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Sponsor understands that the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination transaction, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Acquired Shares despite technical compliance with the requirements of such Rule, and the Acquired Shares can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.

viii) The Sponsor has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of an investment in the Acquired Shares. The Sponsor has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Acquired Shares. The Sponsor can afford a complete loss of its investment in the Acquired Shares.

6. Representations and Warranties of the Company. The Company represents and warrants to the Sponsor as follows as of the date hereof.

a) Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

b) Authorization; No Breach.

i) The execution, delivery and performance of this Agreement has been duly authorized by the Company as of the Warrant Exchange Closing. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

ii) The execution and delivery by the Company of this Agreement, the exchange of the Sponsor Private Placement Warrants, the issuance of the Acquired Shares and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the Warrant Exchange Closing (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets under, (D) result in a violation of, or (E) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the certificate of incorporation of the Company or the bylaws of the Company, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

c) Title to Acquired Shares. Upon issuance in accordance with the terms hereof, the Acquired Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with the terms hereof, the Sponsor will have good title to the Acquired Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Sponsor.

d) Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

7. Conditions of the Sponsor’s Obligations. The obligations of the Sponsor to the Company under this Agreement are subject to the fulfillment, on or before the Warrant Exchange Closing, of each of the following conditions:

a) Representations and Warranties. The representations and warranties of the Company contained in Section 6 hereof shall be true and correct at and as of the Warrant Exchange Closing as though then made.

b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Warrant Exchange Closing.

c) No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

d) Merger Agreement. The Merger Agreement shall not have been terminated, and the Company shall have satisfied or received a waiver of satisfaction of its respective conditions to the consummation of the Transactions as set forth in Article VIII of the Merger Agreement.

8. Conditions of the Company’s Obligations. The obligations of the Company to the Sponsor under this Agreement are subject to the fulfillment, on or before the Warrant Exchange Closing, of each of the following conditions:

a) Representations and Warranties. The representations and warranties of the Sponsor contained in Section 5 hereof shall be true and correct at and as of the Warrant Exchange Closing as though then made.

b) Performance. The Sponsor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Sponsor on or before the Warrant Exchange Closing.

c) No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

d) Merger Agreement. The Merger Agreement shall not have been terminated, and the Company shall have satisfied or received a waiver of satisfaction of its conditions to the consummation of the Transactions as set forth in Article VIII of the Merger Agreement.

9. Termination. This Agreement may be terminated only upon (a) by mutual written consent of the Company and the Sponsor or (b) automatically upon the termination of the Merger Agreement in accordance with its terms.

10. Miscellaneous.

a) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors of the Parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Parties may not assign this Agreement, other than assignments by the Sponsor to affiliates thereof.

b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

d) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

f) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Sponsor has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

SPONSOR:

HENNESSY CAPITAL PARTNERS IV LLC, a Delaware limited liability company

By: Hennessy Capital LLC, its manager

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

COMPANY:

HENNESSY CAPITAL ACQUISITION CORP. IV

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Warrant Exchange and Share Cancellation Agreement]